UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2009

ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01	Other Events.

On June 12, 2009, the Board of Directors (the “Board”) of Oncothyreon Inc. (the “Company”) approved a form of Restricted Share Unit Agreement (the “Agreement”) for use with the Company’s Restricted Share Unit Plan (the “Plan”).

The Agreement contemplates that, subject to any acceleration provisions contained in the Plan or elsewhere in the Agreement, each RSU grant will vest with respect to one hundred percent (100%) of the RSUs subject to the grant on the second anniversary of the vesting commencement date, subject to a participant’s continued service as a member of the Company’s Board.

In addition, the Board amended the Plan to provide that the number of RSUs be determined by dividing (x) the U.S. dollar value selected by the Board for each grant divided by (y) the closing price per share of the Company’s common stock as reported by the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market on the date of the grant, or if no closing price was reported on that date, as applicable, on the last trading date such closing price was reported. Prior to such amendment, the number of RSUs was determined with reference to Canadian dollars and the per share price of the Company’s common stock on the Toronto Stock Exchange.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the actual terms of the Agreement, which is attached hereto as Exhibit 10.1.

In March 2009 and consistent with the Company’s policy for compensation of non-employee directors, the Board approved an RSU grant to each non-employee director with an aggregate value of $Cdn. 30,000; however, based on the per share closing price on the date the number of RSUs were to be fixed, there was an insufficient number of shares reserved under the Plan to provide each non-employee director with the corresponding amount of RSUs.  As a result, the grant was limited to 19,352 RSUs. On June 12, 2009, the stockholders of the Company approved an amendment to the Plan that added 300,000 shares to the total number of shares reserved for issuance under the Plan and the Board approved an additional RSU grant to each non-employee director in order to give the full intended benefit of the March 2009 grant.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Attached hereto as Exhibit 3.1 is an amendment to Section 2.8 of the Company’s Bylaws adopted by the Board on June 12, 2009, to correct a scrivener’s error to the Bylaws, and clarify a majority of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote shall be the act of the stockholders.

Item 8.01	Other Events.

On June 15, 2009, the Company announced that on June 12, 2009 the Board appointed Scott Peterson, Ph.D., as Vice President, Research and Development.  Dr. Peterson’s employment will commence on August 1, 2009 and his responsibilities will include overseeing those pre-clinical and non-clinical research and development activities that will support the advancement of the Company’s pipeline of oncology product candidates into late phase clinical trials.

Dr. Peterson, age 47, has served as Director and Department Head, Oncology Research, from 2007 until 2009 at Zymogenetics, Inc. of Seattle, Washington, where he led a group of scientists engaged in antibody target discovery and drug candidate identification in oncology.  From 1999 until 2007, Dr. Peterson held a variety of positions at ICOS Corporation in Bothell, Washington, most recently as a Principal Scientist in Oncology Drug Discovery.  During his time at ICOS Corporation, Dr. Peterson was involved in both small molecule and antibody development.

Pursuant to the offer letter, dated as of June 9, 2009, by and between the Company and Dr. Peterson (the “Offer Letter”), he is entitled to a base annual salary of $175,000 and is eligible to receive an annual bonus of up to 25% of this annual base salary, or $43,750, assuming performance at “target.”

In accordance with the Offer Letter and the terms of the Company’s Share Option Plan and the form of stock option agreement promulgated thereunder, Dr. Peterson will be granted an option to purchase 25,000 shares of the Company’s common stock as soon as practicable after his employment commences on August 1, 2009.  One-fourth of the shares underlying Dr. Peterson’s option will vest on each anniversary of the date of grant, such that the shares underlying the option will be fully vested on the fourth anniversary of the date of grant.

In addition, Dr. Peterson is entitled to four weeks of paid vacation per year and ten paid holidays and is entitled to participate in the benefit plans made available to the Company’s employees generally.  Dr. Peterson is also eligible for Company matching contributions into the Company’s 401(k) plan up to a maximum of 3% of his monthly gross salary (subject to maximums determined by law).

A copy of the press release of the Company announcing Dr. Peterson’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The foregoing summary of the Offer Letter is qualified in its entirety by the terms of the Offer Letter, which is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Amendments to the Bylaws of the Company, effective June 12, 2009.

10.1	Form of Restricted Share Unit Agreement under the Company’s Amended and Restated Restricted Share Unit Plan.

10.2	Offer Letter dated June 9, 2009 between the Company and Scott Peterson, Ph.D.

99.1	Press Release of the Company dated June 15, 2009.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
Chief Executive Officer and President

Date: June 15, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amendments to the Bylaws of the Company, effective June 12, 2009.

10.1	Form of Restricted Share Unit Agreement under the Company’s Amended and Restated Restricted Share Unit Plan.

10.2	Offer Letter dated June 9, 2009 between the Company and Scott Peterson, Ph.D.

99.1	Press Release of the Company dated June 15, 2009.